EXHIBIT 23.1
CONSENT OF H.J. GRUY AND ASSOCIATES, INC.
We hereby consent to the incorporation, by reference in the Registration Statements on Form S-3 (Numbers 333-150474, 333-161314, 333-159112, 333-158930, 333-160169, and 333-168371) and on Form S-4 (Numbers 333-78231, 333-108516, 333-117834, 333-123534, and 333-160170) and on Form S-8 (Numbers 333-151818, 333-125665, 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895, 333-116320, 333-135196, 333-135198, 333-143875, 333-159951, and 333-167199) of Range Resources Corporation and in the related prospectuses, of our report dated August 31, 2011, prepared for Range Resources Corporation, and included in the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Sylvia Castilleja, P.E. Sylvia Castilleja, P.E.
August 31, 2011
Houston, Texas